Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Forest Oil Corporation:
We consent to the incorporation by reference in this registration statement on Form S-1 of our report dated March 27, 2006, with respect to the statements of oil and gas revenues and direct operating expenses of the Forest Offshore Gulf of Mexico operations for each of the years in the three-year period ended December 31, 2005.
KPMG LLP
Denver, Colorado
May 26, 2006